SECURITIES AND EXCHANGE COMMISSION
                                              WASHINGTON, D.C. 20549

                                          POST-EFFECTIVE AMENDMENT NO. 1
                                                        TO
                                                     FORM S-8

                                              REGISTRATION STATEMENT
                                                       UNDER
                                            THE SECURITIES ACT OF 1933

                                         THERMO-MIZER ENVIRONMENTAL CORP.
                       (Exact name of registrant as specified in its charter)

                                                     Delaware
                 (State or other jurisdiction of incorporation or organization)

                                                    22-2312917
                                           (Employer Identification No.)

                                      528 Oritan Avenue, Ridgefield, NJ 07657
                                     (Address of principal executive offices)

                                               NONQUALIFIED OPTIONS
                                             (Full title of the plan)

                                               Steven Schuster, Esq.
                                              McLaughlin & Stern, LLP
                                                260 Madison Avenue
                                                New York, NY 10016

                                                  (212) 448-1100
                (Telephone number, including area code, of agent for service)



                                          CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------


Title of      Amount        Proposed maximum     Proposed maximum       Amount
securities    to be         offering price       aggregate              of
to be registered registered per share (1)        offering price(1) registration
                                                                       fee
------------------------------------------------------------------------------


Common Stock,550,000 shares   $ .90               $495,000          $ 170.68
par value
$.001 per share




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Common Stock,
 25,000 shares,
par value $.001 per share             $1.16        $29,000              $10.00

Class B Warrants   1,150,000 warrants $ .05        $55,500              $19.83
Common Stock,
 par value $.001,
underlying
Class B Warrants 1,150,000 Shares     $3.00      $3,450,000          $1,189.56
                                                                      ---------

         Total                                                  $1,390.07(2)


(1) Pursuant to Rule 457 (h) , the offering price of such shares is estimated solely for the purpose of determining the registration fee.


(2) Paid in connection with filing of Registration Statement on September 26, 1996.


                  This  Registration  Statement,   including  all  exhibits  and
attachments, contains 37 pages. The exhibit index may be found on page 7 of the consecutively numbered pages of the Registration Statement.

                                              PART 1
                      INFORMATION REQUIRED IN THE SECTION 10 (A) PROSPECTUS

Item 1.  Plan Information

         The documents containing the information specified in this Item will be sent or given to individuals who have been granted awards of nonqualified options by Thermo-Mizer Environmental Corp., a Delaware corporation (the "Registrant"), and are not being filed with, or included in, this Registration Statement on Form S-8 (the "Registration Statement") in accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission").

         The Board of Directors of the Registrant has authorized the issuance of nonqualified stock options covering up to 575,000 units, each unit consisting of one share of Common Stock and two Class B Warrants. Options covering 550,000 units, with an exercise price of $1.00 per unit, have been issued to Solay, Inc. and Crystal Line Inc. ("collectively, "Consultant") in consideration for the performance of sourcing merger and acquisition candidates, financial public relations and other consulting services. Options covering 25,000 units, at an exercise price of $1.16per unit, have been granted to other consultants.

         The options issued to the Consultant are exercisable at a price of $1.00 per unit for a period of five years commencing as follows:

                  (A) Options covering 260,000 units of the award are exercisable upon filing of this Registration Statement.

                  (B) Options covering 40,000 units are exercisable within 90 days of the filing of this Registration Statement, and

                  (C) Options covering the remaining 250,000 units of the award are exercisable on the earlier of (i) the consummation of an acquisition, as defined or (ii) 18 months from the date of grant.


         Effective September 30, 1996, Consultant exercised the options with respect to the purchase of 260,000 shares of Common Stock and 520,000 Class B Warrants. The Company and Consultant agreed effective February 21, 1997, to convert 100,000 shares of Common Stock for 470,000 Class B Warrants and the agreement by Consultant to deliver 30,000 Class B Warrants to the Company in the event that Consultant purchases more Units pursuant to the Consulting Agreement. The number of remaining Units that may be purchased by Consultant under the Consulting Agreement has been reduced by 100,000.


         The options issued to other consultants are exercisable at a price of $1.16 per unit for a period of five years commencing as follows:

                  (A) Options covering 25,000 units of the award are exercisable upon filing of this Registration Statement.


         The Class B Warrants included in the Units are exercisable at an exercise price equal to the greater of (i) $3.00 per share or (ii) 120% of the offering price of a share of the Registrant's Common Stock in a public offering by the Registrant which offering results in gross proceeds of not less than $3,500,000. The Class B warrants shall be exercisable for a period of five years commencing upon the earlier of (i) the consummation of



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an Acquisition,  as defined, or (ii) one year from the date on which the Options are granted. The Class B Warrants shall otherwise be on substantially the same terms as the Redeemable Warrants issued by the Registrant in its initial public offering, including the antidilution provisions.

         An Acquisition shall be deemed to include the purchase by the Registrant (by cash or the issuance of securities, or both) of a corporation, partnership or other entity introduced to the Registrant by Consultant..

Item 2.  Registrant Information and Employee Plan Annual Information

         The documents containing the information specified in this Item will be sent or given to individuals who have been granted awards by the Registrant and are not being filed with, or included in, this Registration Statement in accordance with the rules and regulations of the Commission.

PART II
INFORMATION REQUIRED IN THE REGISTRATION  STATEMENT

Item 3.  Incorporation of  Certain Documents by Reference

         1. The description of the shares of common stock, par value $.001 per share ("the Common Stock"), contained in the Registrant's Registration Statement on form 8-A filed with the Commission on October 13, 1995 (File number O-26982) pursuant to Section 12 (g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which incorporates by reference the description of the shares of Common Stock contained in the Registration Statement on Form SB-2 (File Number 33-87284-NY) declared effective by the Commission on August 14, 1995.

         2. The Registrant's Registration Statement on Form SB-2 (File Number 33-87284-NY)

         3. The Registrant's annual report on Form 10-KSB for the fiscal year ended June 30, 1995.


         4. The Registrant's annual report on Form 10-KSB for the fiscal year ended June 30, 1996.


         5. The Registrant's Registration Statement on Form SB-2 (File Number 33-80961-NY) declared effective by the Commission on February 27, 1996.


         6. The Registrant's quarterly report on Form 10-QSB for the quarter ended December 31, 1996.


         All documents filed by the Registrant with the Commission pursuant to Sections 13 (a), 13 (c), 14 or 15 (d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment, which indicate that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reverence herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated be reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


Item 4.  Description of  Securities

         The description of the shares of common stock, par value $.001 per share ("the Common Stock"), contained in the Registrant's Registration Statement on form 8-A filed with the Commission on October 31, 1995 (File number O-26982) pursuant to Section 12 (g) of the Exchange Act of 1934, as amended (the "Exchange Act"), which incorporates by reference the description of the shares of Common Stock contained in the Registration Statement on Form SB-2 (File Number 33-87284-NY). Such shares are traded on the NASDAQ SmallCap Market under the symbol "THMZ" and the Boston Stock Exchange under the symbol "THZ."

         The Class B Warrants included in the Units are exercisable at an exercise price equal to the greater of (i) $3.00 per share or (ii) 120% of the offering price of a share of the Registrant's Common Stock in a public offering by the Registrant which offering results in gross proceeds of not less than $3,000,000. The Class B warrants shall be exercisable for a period of five years commencing upon the earlier of (i) the consummation of an Acquisition, as defined, or (ii) one year from the date on which the Options are granted. The Class B Warrants shall otherwise be on substantially the same terms as the Redeemable Warrants issued by the Registrant in its initial public offering, including the antidilution provisions.

         An Acquisition shall be deemed to include the purchase by the Registrant (by cash or the issuance of securities, or both) of a corporation, partnership or other entity introduced to the Registrant by Consultant. The Class B Warrants included in the Units are exercisable at an exercise price equal to the greater of (i) $3.00 per share or (ii) 120% of the offering price of a share of the Registrant's Common Stock in a public offering by the Registrant which offering results in gross proceeds of not less than $3,000,000. The Class B warrants shall be exercisable for a period of five years commencing upon the earlier of (i) the consummation of an Acquisition, as defined, or (ii) one year from the date on which the Options are granted. The Class B Warrants shall otherwise be on substantially the same terms as the Redeemable Warrants issued by the Registrant in its initial public offering, including the antidilution provisions.

         An Acquisition shall be deemed to include the purchase by the Registrant (by cash or the issuance of securities, or both) of a corporation, partnership or other entity introduced to the Registrant by Consultant.



Item 5.  Interests of Named Experts and Counsel


         The legality of the Common Stock and Class B Warrants being offered hereby will be passed upon for the Company by McLaughlin & Stern, LLP, New York, New York..


Item 6.  Indemnification of Directors and Officers

         Reference is made to Section 145 of the Delaware General Corporation Law, as amended (the "DGCL"), which provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation in such capacity of another corporation or business organization. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such director, officer, employee or agent in connection with such action, suit or proceeding is such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of a corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

         Reference is also made to Section 102 (b) (7) of the DGCL, which enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director for monetary damages for violations of a director's fiduciary duty, except for liability (I) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit.

Item 7.  Exemption From Registration Claimed

         Not applicable.

Item 8.  Exhibits

3(i)           * Certificate of Incorporation

3(ii)          *By-Laws

4(iii)   **Form of Option  issued to Consultant.

4(iv)    **Form of Option to be issued to Officers, Directors, Consultants and Employees.

4(v)     **Form of Class B Warrant

5            **Opinion of McLaughlin & Stern, LLP regarding the legality of the securities being registered.

10(xi)   **Consulting Agreement between the Registrant and Consultant


10(xii)      Amendment to Consulting Agreement between Registrant and
Consultant dated as of February 21, 1997.


24.2 Consent of McLaughlin & Stern, LLP (included in, and incorporated by Exhibit 5 hereto).

*Included in, and incorporated by reference to, the Registrant's Registration Statement on Form SB-2 (File Number 33 87284-NY)..

**Included in, and incorporated by reference to, the Registrant's Registration Statement on Form S-8 filed on September 26, 1996.

Item 9.  Undertakings.

         The Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13 (a) or Section 15 (d) of the Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settles by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                                    SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Post-Effective Amendment No.1 to Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Ridgefield, State of New Jersey, on this 7th day of March, 1997.


                        THERMO-MIZER ENVIRONMENTAL CORP.

                                            By:    /s/Jon J. Darcy
                                  Jon J. Darcy
                                                     President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        Signature                 Title                              Date


         /s/Jon J. Darcy     President, Chief Executive          March 7, 1997
         ---------------
         Jon J.  Darcy       Officer, Chief Financial
                              Officer, Director



         /s/Edward A. Sundberg.  Chairman of the Board           March 7, 1997
         ----------------------
         Edward A.  Sundberg      of  Directors


         ____________________     Director                      March    , 1997
         Carl R. Bruno


         /s/K. Ivan F. Gothner    Director                       March 7, 1997
         --------------------
         K. Ivan F. Gothner


         /s/Edward A. Heil       Director                        March 7, 1997

         Edward A. Heil

                                                         AMENDMENT 10 (xii)

                                         AMENDMENT TO CONSULTING AGREEMENT


         THIS AMENDMENT ("Agreement") is made as of the 21st day of February, 1997, by and between Thermo-Mizer Environmental Corp., a Delaware corporation, with a principal executive office at 528 Oritan Avenue, Ridgefield, New Jersey 07657 (the "Company"), and Solay, Inc. ("Solay") and Crystal Line, Inc. ("Crystal"), each Florida corporations with principal executive offices at 8666 Commerce Avenue, San Diego, California 92121 (Solay and Crystal are referred to collectively as the "Consultant"), and Brett Salter, also with an address at 8666 Commerce Avenue, San Diego California 92121.

                                                     RECITALS

         WHEREAS, the Company, Brett Salter and the Consultant entered into a Consulting Agreement as of July 31st 1996 to provide certain consulting services with respect to the Company's business;

         NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties herein contained, the parties hereby agree as follows:


1.       Effect of Amendment

         Except as otherwise amended herein, the Consulting Agreement shall remain in full force and effect. All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Consulting Agreement.

2.       Exchange of Warrants

         The parties acknowledge that the Consultant has purchased 260,000 Units to date. With respect to the Warrants included in the Units previously purchased by the Consultant and which may be purchased by the Consultant pursuant to the Consulting Agreement, Consultant and the Company agree, upon execution of this Agreement, to the conversion of 100,000 shares of Common Stock for 470,000 Warrants and the agreement by Consultant to deliver 30,000 Warrants to the Company in the event that Consultant purchases 15,000 more Units pursuant to the Consulting Agreement.

         The parties acknowledge that the shares of Common Stock to be exchanged for the Warrants are the shares of Common Stock registered by the Company under the Securities Act of 1933 (the "Securities Act") on Form S-8, which registration statement applied to the registration of 550,000 Units. The Company shall file an amendment to the Form S-8 to reflect the transaction contemplated by this amendment. The number of remaining Units that may be purchased by Consultant under the Consulting Agreement shall be reduced by 100,000, the number of shares of Common Stock being exchanged..

3.       Exercise of Right of Exchange

         The Company shall issue the shares of Common Stock to Consultant promptly following receipt of the original Warrant certificates for 470,000 shares duly endorsed for transfer to the Company.

4.       Payment of Note

         Solay Inc. acknowledges that any payments by Jon Darcy under the promissory note executed in favor of Solay Inc. in the original principal a mount of $150,000 that are paid to the Company shall reduce, by an equal amount, the amount owed by Solay Inc. to the Company pursuant to the promissory note executed by Solay Inc. in favor of the Company in the original principal amount of $160,000.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as a sealed instrument as of the day and year first above written.

Thermo-Mizer Environmental Corp.                     Solay, Inc.

By:\s\ Jon Darcy                            By: |s| Bret Salter


Title: President                                     Title:

                                                     Crystal Line, Inc.

                                             By: \s\Brett Salter

                                                    Title:

                                                 \s\ Brett Salter
                                                     Brett Salter, Individually





steven\thermo\solay\amend.fin

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